Pricing supplement No. 240C To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement C dated December 1, 2006	Registration Statement No. 333-137902 Dated November 26, 2007; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$2,590,000

100% Principal Protection Absolute Return Barrier M-Notes Linked to the Russell 1000® Growth Index due May 29, 2009

General

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The notes are 100% principal-protected notes that may pay a return linked to the absolute performance of the Russell 1000® Growth Index during the Observation Period. The notes are designed for investors who seek to profit from moderate movements in either direction in the Russell 1000® Growth Index and who are willing to forgo interest payments during the term of the notes and to have their returns subject to the Absolute Return Barrier described below.

•	Senior unsecured obligations of Deutsche Bank AG due May 29, 2009.
•	Cash payment at maturity of principal plus the Additional Amount, as described below.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000.
•	The notes priced on November 26, 2007 and are expected to settle on November 29, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.
Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to notes, such as the notes offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index:	Russell 1000® Growth Index (the “Index”).
Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 note principal amount, of $1,000 plus the Additional Amount, which may be zero.
Additional Amount:	The Additional Amount paid at maturity per $1,000 note principal amount will equal:

•   If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any single trading day during the Observation Period, $1,000 x Absolute Index Return; or

•   If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any one or more trading days during the Observation Period, zero.

Absolute Return Barrier:	23.50%
Upper Index Barrier:	725.09
Lower Index Barrier:	449.13

Absolute Index Return:	Absolute value of:	[	Index Ending Level – Index Starting Level	]
Index Starting Level

Index Starting Level:	587.11
Index Ending Level:	The Index closing level on the Final Valuation Date.
Observation Period:	The period commencing on (and including) the Trade Date to (and including) the Final Valuation Date.
Trade Date:	November 26, 2007
Final Valuation Date:	May 26, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement.
Term; Maturity Date:	18 months; May 29, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement.
CUSIP:	2515A0 FW 8
ISIN:	US2515A0FW80

†	A credit rating is not a recommendation to buy, sell, or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating agency.

Investing in the notes involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this pricing supplement.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any material change to the terms of the notes, and you will be asked to accept such material change in connection with your purchase of any notes. You may also choose to reject such material change, in which case we may reject your offer to purchase the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$1,000.00	$0.00	$1,000.00
Total	$2,590,000.00	$0.00	$2,590,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,590,000.00	$79.51

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement C dated December 1, 2006. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement C dated December 1, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506245255/d424b2.htm

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

What is the Payment Amount on the Notes at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 note principal amount for a hypothetical range of performance for the Absolute Index Return from -100% to +100% and assumes an Index Starting Level of 587.11, an Absolute Return Barrier of 23.50%, an Upper Index Barrier of 725.09, and a Lower Index Barrier of 449.13. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		The Index Never Closes Outside Absolute Return Barrier			The Index Closes Outside Absolute Return Barrier
Index Ending Level	Index Return (%)	Additional Amount at Maturity($)	Payment at Maturity($)	Return on Note (%)	Additional Amount at Maturity($)	Payment at Maturity($)	Return on Note (%)
1174.22	100.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
1027.44	75.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
880.67	50.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
725.09	23.50%	$235.00	$1,235.00	23.50%	$0.00	$1,000.00	0.00%
681.05	16.00%	$160.00	$1,160.00	16.00%	$0.00	$1,000.00	0.00%
657.56	12.00%	$120.00	$1,120.00	12.00%	$0.00	$1,000.00	0.00%
634.08	8.00%	$80.00	$1,080.00	8.00%	$0.00	$1,000.00	0.00%
610.59	4.00%	$40.00	$1,040.00	4.00%	$0.00	$1,000.00	0.00%
587.11	0.00%	$0.00	$1,000.00	0.00%	$0.00	$1,000.00	0.00%
563.63	-4.00%	$40.00	$1,040.00	4.00%	$0.00	$1,000.00	0.00%
540.14	-8.00%	$80.00	$1,080.00	8.00%	$0.00	$1,000.00	0.00%
516.66	-12.00%	$120.00	$1,120.00	12.00%	$0.00	$1,000.00	0.00%
493.17	-16.00%	$160.00	$1,160.00	16.00%	$0.00	$1,000.00	0.00%
449.13	-23.50%	$235.00	$1,235.00	23.50%	$0.00	$1,000.00	0.00%
293.56	-50.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
146.78	-75.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
0.00	-100.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases by 12% from the Index Starting Level of 587.11 to an Index Ending Level of 657.56, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any single day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the Additional Amount is equal to $120.00, and the final payment at maturity is equal to $1,120.00 per $1,000 note principal amount, representing a total return of 12% on the notes.

Payment at maturity per $1,000 note principal amount = $1,000 + Absolute value of ($1,000 x [(657.56 - 587.11)/587.11]) = $1,120.00

Example 2: The level of the Index decreases by 12% from the Index Starting Level of 587.11 to an Index Ending Level of 516.66, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the Additional Amount is equal to $120.00, and the final payment at maturity is equal to $1,120.00 per $1,000 note principal amount, representing a total return of 12% on the notes.

Payment at maturity per $1,000 note principal amount = $1,000 + Absolute value of ($1,000 x [(516.66 - 587.11)/587.11]) = $1,120.00

Example 3: The level of the Index closes above the Upper Index Barrier on at least one day during the Observation Period and ultimately increases by 12% from the Index Starting Level of 587.11 to an Index Ending Level of 657.56. Because the level of the Index has closed above the Upper Index Barrier, the Additional Amount is equal to $0, and the final payment at maturity is equal to $1,000 per $1,000 note principal amount regardless of the Index Ending Level.

Payment at maturity per $1,000 note principal amount = $1,000 + $0 = $1,000

Example 4: The level of the Index closes below the Lower Index Barrier on at least one day during the Observation Period and ultimately decreases by 12% from the Index Starting Level of 587.11 to an Index Ending Level of 516.66. Because the level of the Index has closed below the Lower Index Barrier, the Additional Amount is equal to $0, and the final payment at maturity is equal to $1,000 per $1,000 note principal amount regardless of the Index Ending Level.

Payment at maturity per $1,000 note principal amount = $1,000 + $0 = $1,000

Selected Purchase Considerations

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PRESERVATION OF CAPITAL AT MATURITY – You will receive at least 100% of the principal amount of your notes provided that you hold the notes to maturity, regardless of the performance of the Index. Because the notes are our senior unsecured obligations, payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

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EXPOSURE TO ABSOLUTE RETURN – If the Index closing level never exceeds the Upper Index Barrier and never falls below the Lower Index Barrier on any trading day during the Observation Period, at maturity you will receive in addition to the return of your principal, for each $1,000 note principal amount, a payment equal to $1,000 x Absolute Index Return. The Absolute Index Return is the absolute value of the Index return, and thus is positive regardless of whether the Index return is positive or negative. Thus, the notes provide higher returns when the Index closing levels during the Observation Period remain between the Upper Index Barrier and the Lower Index Barrier (i.e., within the Absolute Return Barrier) than when there are large movements, whether positive or negative, in the Index closing level that cause the Index level to exceed the Upper Index Barrier or fall below the Lower Index Barrier on any trading day during the Observation Period.

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RETURN LINKED TO THE PERFORMANCE OF THE RUSSELL 1000® GROWTH INDEX – The return on the notes, is linked to the performance of the Russell 1000® Growth Index. The Russell 1000® Growth Index measures those stocks included in the Russell 1000® Index that have been determined by Frank Russell Company to be growth-oriented, with higher price-to-book ratios and higher forecasted growth values than other stocks included in the Russell 1000® Index. For additional information about the Index see “The Russell 1000® Growth Index” in this pricing supplement.

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TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS – You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” As a result, regardless of your method of accounting, you generally will be required to accrue interest on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Interest included in income will increase your basis in the notes. Gain recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes.

You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, New York 10005, Attention: Daniel Millwood, 212-250-8281. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Additional Amount, if any, that we will pay on the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks underlying the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement C dated December 1, 2006.

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MARKET RISK – The return on the notes at maturity, if any, is linked to the performance of the Index and will depend on whether the Index closing level ever exceeds the Upper Index Barrier or falls below the Lower Index Barrier during the Observation Period and the magnitude of the Absolute Index Return. YOU WILL RECEIVE ONLY THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE ABSOLUTE INDEX RETURN IS ZERO OR IF THE INDEX CLOSING LEVEL EXCEEDS THE UPPER INDEX BARRIER OR FALLS BELOW THE LOWER INDEX BARRIER ON ANY TRADING DAY DURING THE OBSERVATION PERIOD.

•	THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT – You may receive a lower payment at maturity than you would have received if you had invested in the

Index, the component stocks underlying the Index or contracts related to the Index. If the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period, the Additional Amount will be zero, and you will receive only your principal amount at maturity.

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THE ABSOLUTE RETURN BARRIER FEATURE WILL LIMIT YOUR RETURN ON THE NOTES AND MAY AFFECT YOUR PAYMENT AT MATURITY – Your investment in the notes may not perform as well as an investment in a security with a return based solely on the performance of the Index. Your ability to participate in the appreciation of the Index is limited by the Absolute Return Barrier feature of the notes. If the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period, the return on the notes will not be determined by reference to the Absolute Index Return even though the Absolute Index Return may reflect significant appreciation or depreciation in the Index over the term of the notes (the Absolute Index Return is the absolute value of the Index return, and thus is positive regardless of whether the Index return is positive or negative). Because the Absolute Return Barrier is 23.50% of the Index Starting Level, the maximum return on the notes is 23.50% of the principal amount.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or our affiliates or agents will be willing to purchase notes from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the original issue price and any such sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates or agents intend to offer to purchase the notes in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates or agents are willing to buy the notes.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Index to which the notes are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the level of the Index on any day, the value of the notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether the index closing level has exceeded the Upper Index Barrier or fallen below the Lower Index Barrier on any trading day during the Observation Period;

•	the expected volatility of the Index;

•	the time to maturity of the notes;

•	the market price and dividend rate on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the component stocks underlying it;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

The Russell 1000® Growth Index

We have obtained all information contained in this pricing supplement regarding the Russell 1000® Growth Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company. Frank Russell Company has no obligation to continue to publish, and may discontinue publication of the Index at any time. We make no representation or warranty as to the accuracy or completeness of such information.

The Index is calculated, published and disseminated by Frank Russell Company, doing business as the Russell Investment Group, and measures the composite price performance of certain stocks included in the Russell 1000® Index, the issuers of which are incorporated in the United States and its territories. The Index includes those stocks that have been determined by Frank Russell Company to be growth-oriented, with higher price-to-book ratios and higher forecasted growth values than other stocks included in the Russell 1000® Index. All component stocks of the Index are traded on either a major U.S. stock exchange or in the over-the-counter (“OTC”) market.

Selection of Component Stocks Included in the Index

To be eligible for inclusion in the Index, a company’s stocks must be listed on May 31 of a given year, and Frank Russell Company must have access to documentation verifying the company’s eligibility for inclusion. Common stocks belonging to corporations incorporated in the United States and its territories are eligible for inclusion in the Index. Companies incorporated in the following countries/regions are also reviewed for eligibility: Bahamas, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, & Netherlands Antilles. Not all companies incorporated in these regions are eligible for inclusion in the Index. A company incorporated in one of these regions is specifically considered eligible for inclusion in the Index if the company meets one of the following criteria: (i) its headquarters are in the U.S. or (ii) its headquarters are also in the designated region/country, and the primary exchange for local shares is in the U.S.

The following securities are specifically excluded from the Index: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (ii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges.

The primary criteria used to determine the initial list of securities eligible for the Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Index. However, if a stock falls below $1.00 intra-year, it will be removed only if it is still trading below $1.00 at the next reconstitution.

The Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituent stocks are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Computation of the Index

Each security in the Russell 1000® Index is assigned a value percentage and a growth percentage, under the “non-linear probability” method described below, which percentages represent the Frank Russell Company’s degree of certainty that the security is, respectively, a value security or growth security. The value and growth percentages for a security in the Russell 1000® Index always add up to 100%. For every security in the Russell 1000® Index, the security’s market value within the Russell 1000® Growth Index (“growth-weighted market value”) is equal to the security’s growth percentage multiplied by the security’s market value in the Russell 1000® Index. Therefore, a security that the Frank Russell Company designates as 100% growth has a growth-weighted market value equal to its market value in the Russell 1000®

Index, and a security designated to be 70% growth has a growth-weighted market value that is equal to 70% of the security’s market value in the Russell 1000® Index.

A security in the Russell 1000® Index has a market value equal to the price of the security multiplied by the number of available shares. The Frank Russell Company uses last-sale prices for exchange-traded and NASDAQ Global Market stocks. If a component stock of the Russell 1000 Index is not open for trading, the most recently traded price for that security is used in calculating the Index. In order to provide continuity for the value of the Index, the Frank Russell Company may make periodic adjustments to the way the Index is calculated to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Frank Russell Company uses a “non-linear probability” method to assign the growth and value percentages to stocks, where the term “probability” is used to indicate Frank Russell Company’s degree of certainty that a stock is a value stock or growth stock, based on its relative book-to-price ratio and I/B/E/S forecast long-term growth mean. Each stock in the Russell 1000® Index is separately ranked by its adjusted book-to-price ratio and its I/B/E/S forecast long-term growth mean. These rankings are converted to standardized units and combined to produce a composite value score (“CVS”). The component stocks are then ranked by their CVS, such that a low CVS means the stock has the characteristics of a growth stock.

Under the probability algorithm, the component stocks with a CVS in the bottom quartile of available market capitalization are assigned a growth percentage of 100.00%, and the stocks with a CVS in the top quartile are assigned a growth percentage of 0.00%. Stocks with a CVS ranking in the middle 50.00% are assigned a growth percentage according to a non-linear probability formula. After applying the formula, if a stock has a 95.00% or greater growth or value percentage, then it is reclassified as having a 100.00% growth or value percentage, respectively. As a result, securities consisting of about 70.00% of the available market capitalization of the Russell 1000® Index have either a 100.00% growth percentage or a 100.00% value percentage. Securities consisting of about 35.00% of the available market capitalization of the Russell 1000® Growth Index have a growth percentage of 0.00%. Therefore, stocks that are in the Russell 1000® Index, but have a CVS in about the bottom 35.00% of available market capitalization, are not reflected in the Russell 1000® Growth Index.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in SEC corporate filings. Other sources are used in cases of missing or questionable data. The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares — corporations that have Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

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Corporate cross-owned shares — occurs when the shares of a corporation included in the Index are held by another member of a Russell Index (including Russell Global Indexes). Any percentage held in this class will be adjusted;

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Large private and corporate shares — large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not included in the Russell 1000® Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which is stock held by investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds;

•	Unlisted share classes — classes of common stock that are not traded on a U.S. securities exchange; and

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Initial public offering lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the Index.

Corporate Actions Affecting the Index

The following summarizes the types of Index maintenance adjustments and indicates whether or not an adjustment to the Index is required.

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“No Replacement” Rule — Securities that leave the Index between reconstitution dates for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over the year will fluctuate according to corporate activity.

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De-listed Stocks — When deleting stocks from the Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of de-listing, including potentially the OTC Bulletin Board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.

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Exceptions — There may be corporate events, like mergers or acquisitions, that result in the lack of a current market price for the deleted security and in such instance the latest primary exchange closing price available will be used.

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Rule for Additions — The only additions between reconstitution dates are as a result of spin-offs and initial public offerings. Spun-off companies are added to the Index and the parent company’s capitalization tier of membership if the parent company was a member of the Index, and the spun-off company is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 1000® Index at the latest reconstitution.

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Rule for Corporate Action-Driven Changes — Changes resulting from corporate actions are generally applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments are made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange de-listing, deleted entities are removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for de-listed stocks).

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Quarterly IPO Additions — Eligible companies that have recently completed an initial public offering (“IPO”) are added to the Index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments are made using the returns of the Index. Eligible companies are added to the Russell 1000® Index using their industry’s average style probability established at the latest constitution.

Each month, the Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Only cumulative changes to shares outstanding greater than 5% are reflected in the Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

License Agreement with Frank Russell Company

We have entered into an agreement with Frank Russell Company providing us and certain of our affiliates identified in that agreement, in exchange for a fee, with the right to use indices owned and published by Frank Russell Company in connection with certain securities, including the notes.

Frank Russell Company does not guarantee the accuracy and/or the completeness of the Russell 1000® Growth Index or the Russell 1000® Index or any data included in those indices and has no liability for any errors, omissions, or interruptions in those indices. Frank Russell Company makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the notes, or any other person or entity from the use of the Russell 1000® Growth Index or the Russell 1000® Index or any data included in those indices in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use. Frank Russell Company makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Russell 1000® Growth Index or the Russell 1000® Index or any data included in those indices. Without limiting any of the above information, in no event will Frank Russell Company have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The notes are not sponsored, endorsed, sold or promoted by Frank Russell Company. Frank Russell Company makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 1000® Growth Index or the Russell 1000® Index to track general stock market performance or a segment of the same. Frank Russell Company’s publication of the Russell 1000® Growth Index or the Russell 1000® Index in no way suggests or implies an opinion by Frank Russell Company as to the advisability of investment in any or all of the stocks upon which those indices are based. Our relationship with Frank Russell Company is the licensing of certain trademarks and trade names of Frank Russell Company and of the Russell 1000® Growth Index, the Russell 1000® Index and certain other indices, all of which are determined, composed and calculated by Frank Russell Company without regard to us or the notes. Frank Russell Company is not responsible for and has not reviewed the notes nor any associated literature or publications and Frank Russell Company makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Frank Russell Company reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 1000® Growth Index or the Russell 1000® Index. Frank Russell Company has no obligation or liability in connection with the administration, marketing or trading of the notes.

The Russell 1000® Growth Index and the Russell 1000® Index are registered trademarks of Russell Investment Group in the U.S. and other countries.

Discontinuation of the Russell 1000® Growth Index; Alteration of Method of Calculation

If Frank Russell Company discontinues publication of the Index and Frank Russell Company or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (such index being referred to herein as a “successor index”), then any Index closing level will be determined by reference to the level of such successor index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the successor index on the relevant dates.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If Frank Russell Company discontinues publication of the Index prior to, and such discontinuance is continuing on, any relevant date, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a successor index and publication of such successor index is discontinued prior to and such discontinuation is continuing on any relevant date, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or successor index, as applicable last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index or successor index, as applicable, on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the closing level with reference to the Index or such successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of such index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a level of the index as if there had been no such modification (e.g., as if such split had not occurred).

With respect to the Index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index attributable to that security, relative to

•	the overall level of the disrupted Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to rescinded NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to rescinded NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

Historical Information

The following graph sets forth the historical performance of the Russell 1000® Growth Index based on the daily Index closing levels from January 2, 1997 through November 26, 2007, as well as the Upper Index Barrier of 725.09 and the Lower Index Barrier of 449.13, assuming an Index Starting Level of 587.11, which was the Index closing level on November 26, 2007, and an Absolute Return Barrier of 23.50% We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Ending Level. We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc., acting as agent for Deutsche Bank AG, will not receive a commission in connection with the sale of the notes. Deutsche Bank Securities Inc. and other agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 note principal amount. Deutsche Bank Securities Inc. will make selling concessions to other broker-dealers of up to 1.75% or $17.50 per $1,000 note principal amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 note principal amount. See “Underwriting” in the accompanying product supplement.